Exhibit 10.42

TRANSACTIONAL ADVANCE AGREEMENT

This Transactional Advance Agreement (“Agreement”) is made and entered into this 6th day of September, 2024, by and between Evolution Metals LLC (“EMT”) and Critical Mineral Recovery, Inc. (“CMR”).

WITNESSETH:

WHEREAS, EMT and the beneficial owner of CMR previously entered into an agreement (“Prior Agreement”) for the purchase of all shares of CMR by EMT as part of a contemplated of multiple entities to comprise the corpus of EMT upon the garnering of approval for the listing on NASDAQ of shares of EMT; and

WHEREAS, the parties hereto desire to enter into this Agreement for the purposes of memorializing the terms of advances to be made by EMT to CMR as part of the purchase price required to be paid by EMT to CMR under the Prior Agreement; and

WHEREAS, the parties understand that there is some degree of uncertainty associated with the approval of the public listing of EMT is to be procured from authorities for the public listing of EMT and the timing of the garnering of approval of authorities for the public listing of EMT; and

WHEREAS, the parties desire to account for the potential of the contemplated untimely or non-approval by authorities for the public listing of EMT and to otherwise incentivize CMR to traverse the uncertainty and time consuming nature of events and conditions precedent associated with the contemplated public listing of EMT.

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, and each act done by the parties pursuant to the terms set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	EMT will pay to CMR the sum of Twelve Million and no/100 dollars ($12,000,000.00) (“Principal”) pursuant to the following schedule:

a.	Two Million and no/100 dollars ($2,000,000.00) contemporaneously with or shortly after the date of this Agreement (“1st Payment”);

b.	Four Million and no/100 dollars ($4,000,000.00) upon completion of benchmark event (“2nd Payment”);

c.	Six Million and no/100 dollars ($6,000,000.00) upon completion by CMR of the UHY audit associated with due diligence to be conducted as part of the contemplated public listing of EMT (“3rd Payment”).

2.	The Principal shall constitute an advance of part of the obligations of EMT to CMR under the Prior Agreement such that the amount to be paid by EMT to CMR at the time of the closing on the purchase of CMR shares by EMT will be reduced by the Principal.

3.	In the event that the approval of authorities of the public listing of EMT as contemplated and provided for in the Prior Agreement does not occur, the Principal shall be deemed a loan by EMT to CMR subject to the following loan terms:

a.	No interest shall accrue on the outstanding Principal until the one-year anniversary of the payment by EMT to CMR of the 3rd Payment (“Anniversary Date”) and, thereafter, interest shall accrue on the outstanding balance at the rate of six percent (6%) per annum;

b.	Prepayment in whole or in part of the Principal by CMR is permitted without penalty;

c.	CMR shall be required to effectuate a payment or payments during each twelve (12) month period following the Anniversary Date in an amount totaling not less than One Million and no/100 dollars ($1,000,000.00) (“Minimum Yearly Payment”) until the Principal and interest thereon is paid in full;

d.	Upon written request by EMT at any time after the Anniversary Date, CMR shall execute such documentation as is reasonably required to collateralize the balance of Principal and interest due hereunder by the accounts receivable of CMR;

e.	If any Minimum Yearly Payment is not made by CMR in a full and timely manner, the total outstanding Principal and interest due EMT shall be accelerated and become immediately due and payable in full.

4.	Any suit arising out of, pertaining to or touching upon this Agreement shall be brought solely in the Circuit Court of the County of Dade, Florida.

5.	This Agreement shall be governed by the laws of the State of Delaware.

6.	As a strict condition precedent to the filing of any suit to enforce the terms hereof, the parties shall participate in good faith in a confidential, non-binding mediation conducted by a mutually agreed upon mediator or, in the absence of any such agreement, such mediator as is appointed by the then presiding judge of the Circuit Court of the County of Dade, Florida. The parties agree to equally bear the cost of the mediation and their own respective legal fees associated with same.

7.	The prevailing party in any lawsuit brought to enforce the terms hereof shall be entitled to recover from the non-prevailing party its reasonable legal fees, costs and related expenses incurred and paid in connection with same.

8.	This Agreement is a function of bilateral negotiation and, as such, is not to be interpreted more favorably for either party hereto.

IN WITNESS WHEREOF, the parties agree to the foregoing terms and conditions on the date and year first above written:

EVOLUTION METALS LLC

By:	/s/ David Wilcox

DAVID WILCOX, Managing Member

CRITICAL MINERAL RECOVERY, INC.

By:	/s/ Robert Feldman
ROBERT FELDMAN, CEO